Exhibit 99.1

Urban Edge Properties		For additional information:
888 Seventh Avenue		Mark Langer, EVP and
New York, NY 10019		Chief Financial Officer
212-956-2556

FOR IMMEDIATE RELEASE:

Urban Edge Properties Reports Third Quarter 2024 Results
-- Raises Outlook for Full-Year 2024 FFO as Adjusted --

NEW YORK, NY, October 30, 2024 - Urban Edge Properties (NYSE: UE) (the "Company") today announced its results for the quarter ended September 30, 2024 and updated its outlook for full-year 2024.
“Our third quarter results reflect continued momentum in executing our strategic plan," said Jeff Olson, Chairman and CEO. "We are pleased to announce the $126 million acquisition of The Village at Waugh Chapel in Anne Arundel County, Maryland and the sale of a single-tenant Home Depot in Union, New Jersey for $71 million. Over the last year, we have acquired $552 million of high-quality retail assets in our core markets at a 7% capitalization rate and have sold over $425 million of non-core and single-tenant assets at a 5% capitalization rate. Based on our strong results to date coupled with our recent investment activity, we increased our 2024 FFO as Adjusted guidance by $0.03 per share at the midpoint, reflecting 7% growth for the year, and we continue to believe that we will reach the high end of our 2025 FFO target outlined at our April 2023 Investor Day.”

Financial Results(1)(2)

(in thousands, except per share amounts)	3Q24	3Q23	YTD 2024	YTD 2023
Net income attributable to common shareholders	$9,080	$36,118	$42,442	$27,262
Net income per diluted share	0.07	0.31	0.35	0.23
Funds from Operations ("FFO")	43,935	64,242	141,382	138,762
FFO per diluted share	0.34	0.53	1.13	1.13
FFO as Adjusted	44,685	38,981	125,659	115,134
FFO as Adjusted per diluted share	0.35	0.32	1.01	0.94

Net income and FFO for the three months ended September 30, 2024 decreased as compared to the prior year period driven by the $26.7 million, or $0.22 per diluted share, gain on extinguishment of debt, net of tax, recognized in August 2023 related to the Shops at Caguas financing. FFO as Adjusted for the three months ended September 30, 2024 increased by $0.03, or 9%, per diluted share as compared to the prior year period and benefited from rent commencements on new leases and growth from acquisitions.

Same-Property Operating Results Compared to the Prior Year Period(3)

	3Q24	YTD 2024
Same-property Net Operating Income ("NOI") growth	4.8%	3.6%
Same-property NOI growth, including properties in redevelopment	5.1%	4.4%

Increases in same-property NOI metrics for the three and nine months ended September 30, 2024 were primarily driven by rent commencements on new leases from our signed but not open pipeline.

Operating Results(1)
•Achieved same-property portfolio leased occupancy of 96.3%, an increase of 200 basis points compared to September 30, 2023, and a decrease of 10 basis points compared to June 30, 2024.

•Reported consolidated portfolio leased occupancy of 96.3%, an increase of 190 basis points compared to September 30, 2023, and a decrease of 10 basis points compared to June 30, 2024.
•Increased retail shop leased occupancy to 90.4%, up 500 basis points compared to September 30, 2023, and 60 basis points compared to June 30, 2024.
•Executed 45 new leases, renewals and options totaling 683,000 sf during the quarter. New leases totaled 126,000 sf, of which 117,000 sf was on a same-space basis and generated an average cash spread of 14.8%. New leases, renewals and options totaled 674,000 sf on a same-space basis and generated an average cash spread of 9.0%.

Acquisition and Disposition Activity
On October 29, 2024, the Company closed on the acquisition of The Village at Waugh Chapel for a gross purchase price of $126 million, representing a capitalization rate of 6.6%. The grocery-anchored center is located in Gambrills, MD, a highly educated and affluent trade area that sits within 20 miles of Washington, D.C., Baltimore and Annapolis. The shopping center aggregates 382,000 sf with national tenants including Safeway, Marshalls, HomeGoods, and T.J. Maxx, as well as several high-quality outparcels highlighted by Chick-fil-A, LA Fitness and Chipotle. Shop spaces account for approximately 150,000 sf of leasable area and offer strong growth opportunities through in-place contractual rent increases and the re-leasing of below-market spaces.
The acquisition was partially funded through the assumption of a $60 million interest-only mortgage with a below-market rate of 3.76% and a remaining term of approximately 7 years. The Company expects to earn a first-year levered return of approximately 9%. This transaction increases the Company's presence in the Washington, D.C. to Boston corridor and is expected to provide immediate accretion to its portfolio.
On October 29, 2024, the Company sold a single-tenant, Home Depot anchored property located in Union, NJ for a price of $71 million, reflecting a 5.4% capitalization rate. The outstanding $44.6 million mortgage encumbering the property was assumed by the buyer at closing. This transaction was structured as part of a Section 1031 exchange with the acquisition of The Village at Waugh Chapel, allowing for the deferral of capital gains resulting from the sale.

Financing Activity
On August 29, 2024, the Company obtained a 5-year, $31 million mortgage loan secured by its property Greenbrook Commons, located in Watchung, NJ. The loan bears interest at a fixed rate of 6.03%.
On September 13, 2024, the Company obtained a 10-year, $30 million mortgage loan secured by its property Briarcliff Commons, located in Morris Plains, NJ. The loan bears interest at a fixed rate of 5.47%.
During the quarter ended September 30, 2024, the Company issued approximately 4.4 million common shares at a weighted average gross price of $19.24 per share under its at-the-market equity offering program (the "ATM Program"), generating net cash proceeds of $83.7 million used to fund acquisitions and reduce outstanding borrowings on its line of credit. The Company does not expect to issue additional equity unless significant future acquisition opportunities arise.
The Company paid off the $150 million outstanding balance on its line of credit during the quarter using proceeds generated from equity issuances under the ATM Program and proceeds received from the new mortgage loans discussed above. Subsequent to the quarter, the Company utilized its line of credit to partially finance the acquisition of The Village at Waugh Chapel, increasing the outstanding balance to $65 million.
As of September 30, 2024, the Company has limited debt maturities coming due through December 31, 2026 of $187 million in the aggregate, which represents approximately 12% of outstanding debt.

Leasing, Development and Redevelopment
The Company stabilized two redevelopment and anchor repositioning projects during the quarter with the rent commencements of Bingo Wholesale at Burnside Commons and Visiting Nurse Services at Kingswood Crossing. The two projects had estimated aggregate costs of $10.0 million.
The Company activated one project during the quarter with an estimated cost of $1.4 million and now has $159.2 million of active redevelopment projects underway, with estimated remaining costs to complete of $95.2 million. The active redevelopment projects are expected to generate an approximate 14% yield.
As of September 30, 2024, the Company had signed leases that have not yet rent commenced that are expected to generate an additional $23.8 million of future annual gross rent, representing approximately 9% of current annualized NOI.

Balance Sheet and Liquidity(1)(4)
Balance sheet highlights as of September 30, 2024 include:
•Total liquidity of approximately $860 million, consisting of $90 million of cash on hand and $770 million available under the Company's $800 million revolving credit agreement, including undrawn letters of credit.
•Mortgages payable of $1.5 billion, with a weighted average term to maturity of 4.7 years, all of which is fixed rate or hedged.
•No amounts drawn on our $800 million revolving credit agreement that matures on February 9, 2027, with two six-month extension options. Subsequent to the quarter, the Company borrowed $65 million under its line of credit to partially finance the acquisition of The Village at Waugh Chapel.
•Total market capitalization of approximately $4.3 billion, comprised of 131.8 million fully-diluted common shares valued at $2.8 billion and $1.5 billion of debt.
•Net debt to total market capitalization of 33%.

2024 Outlook and 2025 Targets
The Company has updated its 2024 full-year guidance ranges for net income, FFO and FFO as Adjusted, estimating net income of $0.35 to $0.38 per diluted share, FFO of $1.44 to $1.47 per diluted share, and FFO as Adjusted of $1.32 to $1.35 per diluted share, up from its previous guidance ranges of net income of $0.28 to $0.31 per diluted share, FFO of $1.42 to $1.45 per diluted share, and FFO as Adjusted of $1.29 to $1.32 per diluted share. A reconciliation of the range of estimated earnings, FFO and FFO as Adjusted, as well as the assumptions used in our guidance can be found on page 4 of this release.
The Company is also reiterating its expectation to achieve the high end of its 2025 FFO as Adjusted target outlined at its April 2023 Investor Day.

Earnings Conference Call Information
The Company will host an earnings conference call and audio webcast on October 30, 2024 at 8:30am ET. All interested parties can access the earnings call by dialing 1-877-407-9716 (Toll Free) or 1-201-493-6779 (Toll/International) using conference ID 13748725. The call will also be webcast and available in listen-only mode on the investors page of our website: www.uedge.com. A replay will be available at the webcast link on the investors page for one year following the conclusion of the call. A telephonic replay of the call will also be available starting October 30, 2024 at 11:30am ET through November 13, 2024 at 11:59pm ET by dialing 1-844-512-2921 (Toll Free) or 1-412-317-6671 (Toll/International) using conference ID 13748725.

(1) Refer to "Non-GAAP Financial Measures" and "Operating Metrics" for definitions and additional detail. Reported consolidated occupancy excludes the impact of Sunrise Mall. Including Sunrise Mall, consolidated portfolio leased occupancy is 91.2% at September 30, 2024.
(2) Refer to page 11 for a reconciliation of net income to FFO and FFO as Adjusted for the quarter ended September 30, 2024.
(3) Refer to page 12 for a reconciliation of net income to NOI and Same-Property NOI for the quarter ended September 30, 2024.
(4) Net debt as of September 30, 2024 is calculated as total consolidated debt of $1.5 billion less total cash and cash equivalents, including restricted cash, of $90 million.

2024 Earnings Guidance
The Company has updated its 2024 full-year guidance ranges for net income, FFO and FFO as Adjusted based on strong results year-to-date, estimating net income of $0.35 to $0.38 per diluted share, FFO of $1.44 to $1.47 per diluted share, and FFO as Adjusted of $1.32 to $1.35 per diluted share. Below is a summary of the Company's 2024 outlook, assumptions used in its forecasting, and a reconciliation of the range of estimated earnings, FFO, and FFO as Adjusted per diluted share.

	Previous Guidance	Revised Guidance
Net income per diluted share	$0.28 - $0.31	$0.35 - $0.38
Net income attributable to common shareholders per diluted share	$0.27 - $0.30	$0.34 - $0.37
FFO per diluted share	$1.42 - $1.45	$1.44 - $1.47
FFO as Adjusted per diluted share	$1.29 - $1.32	$1.32 - $1.35

The Company's 2024 full-year FFO outlook is based on the following assumptions:
•Same-property NOI growth, including properties in redevelopment, of 4.75% to 6.00%, reflecting an increase on the low end from our previous assumption of 4.50% to 6.00%.
•Acquisitions of $243 million and dispositions of $109 million, both reflecting activity completed year-to-date.
•Recurring G&A expenses ranging from $35.5 million to $36.5 million, a decrease on the high end from our previous assumption of $35.5 million to $37.0 million.
•Interest and debt expense ranging from $82.0 million to $84.0 million, a decrease from our previous assumption of $83.0 million to $86.0 million, reflecting updated financing transactions.
•Excludes items that impact FFO comparability, including gains and/or losses on extinguishment of debt, transaction, severance, litigation, or any one-time items outside of the ordinary course of business.

	Guidance 2024E		Per Diluted Share(1)
(in thousands, except per share amounts)	Low	High	Low	High
Net income	$44,200	$48,000	$0.35	$0.38
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(2,600)	(2,600)	(0.02)	(0.02)
Consolidated subsidiaries	1,100	1,100	0.01	0.01
Net income attributable to common shareholders	42,700	46,500	0.34	0.37
Adjustments:
Rental property depreciation and amortization	151,500	151,500	1.20	1.20
Gain on sale of real estate	(15,300)	(15,300)	(0.12)	(0.12)
Limited partnership interests in operating partnership	2,600	2,600	0.02	0.02
FFO Applicable to diluted common shareholders	181,500	185,300	1.44	1.47
Adjustments to FFO:
Impact of property in foreclosure	2,300	2,300	0.02	0.02
Non-cash adjustments	2,300	2,300	0.02	0.02
Transaction, severance, litigation and other expenses	1,300	1,300	0.01	0.01
Gain on extinguishment of debt, net	(21,200)	(21,200)	(0.17)	(0.17)
FFO as Adjusted applicable to diluted common shareholders	$166,200	$170,000	$1.32	$1.35
(1) Amounts may not foot due to rounding.

The following table is a reconciliation bridging our 2023 FFO per diluted share to the Company's estimated 2024 FFO per diluted share:

	Per Diluted Share(1)
	Low	High
2023 FFO applicable to diluted common shareholders	$1.51	$1.51
2023 Items impacting FFO comparability(2)	(0.26)	(0.26)
2024 Items impacting FFO comparability(2)	0.14	0.14
2024 impact of property in foreclosure	(0.02)	(0.02)
Same-property NOI growth, including redevelopment	0.09	0.10
Acquisitions net of dispositions NOI growth	0.07	0.07
Interest and debt expense(3)	(0.08)	(0.08)
Recurring general and administrative	(0.01)	(0.01)
Straight-line rent and non-cash items	0.01	0.01
2024 FFO applicable to diluted common shareholders	$1.44	$1.47
(1) Amounts may not foot due to rounding.
(2) Includes adjustments to FFO for fiscal year 2023 and expected adjustments for fiscal year 2024 which impact comparability. See "Reconciliation of net income to FFO and FFO as Adjusted" on page 11 for actual adjustments year-to-date and our fourth quarter 2023 Supplemental Disclosure Package for 2023 adjustments.
(3) Excludes the impact of Kingswood Center which was foreclosed on in June 2024.

The Company is providing a projection of anticipated net income solely to satisfy the disclosure requirements of the Securities and Exchange Commission ("SEC"). The Company's projections are based on management’s current beliefs and assumptions about the Company's business, and the industry and the markets in which it operates; there are known and unknown risks and uncertainties associated with these projections. There can be no assurance that our actual results will not differ from the guidance set forth above. The Company assumes no obligation to update publicly any forward-looking statements, including its 2024 earnings guidance, whether as a result of new information, future events or otherwise. Please refer to the “Forward-Looking Statements” disclosures on page 8 of this document and “Risk Factors” disclosed in the Company's annual and quarterly reports filed with the SEC for more information.

Non-GAAP Financial Measures
The Company uses certain non-GAAP performance measures, in addition to the primary GAAP presentations, as we believe these measures improve the understanding of the Company's operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the investing public, and thus such reported measures are subject to change. The Company's non-GAAP performance measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental financial results. Additionally, the Company's computation of non-GAAP metrics may not be comparable to similarly titled non-GAAP metrics reported by other real estate investment trusts ("REITs") or real estate companies that define these metrics differently and, as a result, it is important to understand the manner in which the Company defines and calculates each of its non-GAAP metrics. The following non-GAAP measures are commonly used by the Company and investing public to understand and evaluate our operating results and performance:
•FFO: The Company believes FFO is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular REITs. FFO, as defined by the National Association of Real Estate Investment Trusts ("Nareit") and the Company, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable real estate and land when connected to the main business of a REIT, impairments on depreciable real estate or land related to a REIT's main business, earnings from consolidated partially owned entities and rental property depreciation and amortization expense. The Company believes that financial analysts, investors and shareholders are better served by the presentation of comparable period operating results generated from FFO primarily because it excludes the assumption that the value of real estate assets diminishes predictably. FFO does not represent cash flows from operating activities in accordance with GAAP, should not be considered an alternative to net income as an indication of our performance, and is not indicative of cash flow as a measure of liquidity or our ability to make cash distributions.
•FFO as Adjusted: The Company provides disclosure of FFO as Adjusted because it believes it is a useful supplemental measure of its core operating performance that facilitates comparability of historical financial periods. FFO as Adjusted is calculated by making certain adjustments to FFO to account for items the Company does not believe are representative of ongoing core operating results, including non-comparable revenues and expenses. The Company's method of calculating FFO as Adjusted may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.
•NOI: The Company uses NOI internally to make investment and capital allocation decisions and to compare the unlevered performance of our properties to our peers. The Company believes NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis, providing perspective not immediately apparent from net income. The Company calculates NOI using net income as defined by GAAP reflecting only those income and expense items that are incurred at the property level, adjusted for non-cash rental income and expense, impairments on depreciable real estate or land, and income or expenses that we do not believe are representative of ongoing operating results, if any. In addition, the Company uses NOI margin, calculated as NOI divided by total property revenue, which the Company believes is useful to investors for similar reasons.
•Same-property NOI: The Company provides disclosure of NOI on a same-property basis, which includes the results of properties that were owned and operated for the entirety of the reporting periods being compared, which total 65 properties for the three and nine months ended September 30, 2024 and 2023. Information provided on a same-property basis excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area ("GLA") is taken out of service and also excludes properties acquired, sold, or that are in the foreclosure process during the periods being compared. As such, same-property NOI assists in eliminating disparities in net income due to the development, redevelopment, acquisition, disposition, or foreclosure of properties during the periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of the Company's properties. While there is judgment surrounding changes in designations, a property is removed from the same-property pool when it is designated as a redevelopment property because it is undergoing significant renovation or retenanting pursuant to a formal plan that is expected to have a significant impact on its operating income. A development or redevelopment property is moved back to the same-property pool once a substantial portion of the NOI growth expected from the development or redevelopment is reflected in both the current and comparable prior year period, generally one year after at least 80% of the expected NOI from the project is realized on a cash basis. Acquisitions are moved into the same-property pool once we have owned the property for the entirety of the comparable periods and the property is not under significant development or redevelopment. The Company has also provided disclosure of NOI on a same-property basis adjusted to include redevelopment properties. Same-property NOI may include other adjustments as detailed in the Reconciliation of Net Income to NOI and same-property NOI included in the tables accompanying this press release.
•EBITDAre and Adjusted EBITDAre: EBITDAre and Adjusted EBITDAre are supplemental, non-GAAP measures utilized by us in various financial ratios. The White Paper on EBITDAre, approved by Nareit's Board of Governors in September 2017, defines EBITDAre as net income (computed in accordance with GAAP), adjusted for interest expense, income tax (benefit) expense, depreciation and amortization, losses and gains on the disposition of depreciated property, impairment write-downs of depreciated property and investments in unconsolidated joint ventures, and adjustments to reflect the entity's share of EBITDAre of unconsolidated joint ventures. EBITDAre and Adjusted EBITDAre are presented to assist investors in the evaluation of REITs, as a measure of the Company's operational performance as they exclude various items that do not relate to or are not indicative of our operating performance and because they approximate key performance measures in our debt covenants. Accordingly, the Company believes that the use of EBITDAre and Adjusted EBITDAre, as opposed to income before income taxes, in various ratios provides meaningful performance measures related to the Company's ability to meet various coverage tests for the stated periods. Adjusted EBITDAre may include other adjustments not indicative of operating results as detailed in the Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre included in the tables accompanying this press release. The Company also presents the ratio of net debt (net of cash) to annualized Adjusted EBITDAre as of September 30, 2024, and net debt (net of cash) to total market capitalization, which it believes is useful to investors as a supplemental measure in evaluating the Company's balance sheet leverage. The presentation of EBITDAre and Adjusted EBITDAre is consistent with EBITDA and Adjusted EBITDA as presented in prior periods.
The Company believes net income is the most directly comparable GAAP financial measure to the non-GAAP performance measures outlined above. Reconciliations of these measures to net income have been provided in the tables accompanying this press release.

Operating Metrics
The Company presents certain operating metrics related to our properties, including occupancy, leasing activity and rental rates. Operating metrics used by the Company are useful to investors in facilitating an understanding of the operational performance for our properties.
Recovery ratios represent the percentage of operating expenses recuperated through tenant reimbursements. This metric is presented on a same-property and same-property including redevelopment basis and is calculated by dividing tenant expense reimbursements (adjusted to exclude any ancillary income) by the sum of real estate taxes and property operating expenses.
Occupancy metrics represent the percentage of occupied gross leasable area based on executed leases (including properties in development and redevelopment) and include leases signed, but for which rent has not yet commenced. Same-property portfolio leased occupancy includes properties that have been owned and operated for the entirety of the reporting periods being compared, which total 65 properties for the three and nine months ended September 30, 2024 and 2023. Occupancy metrics presented for the Company's same-property portfolio exclude properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area is taken out of service and also excludes properties acquired within the past 12 months or properties sold, and properties that are in the foreclosure process during the periods being compared.
Executed new leases, renewals and exercised options are presented on a same-space basis. Same-space leases represent those leases signed on spaces for which there was a previous lease.
The Company occasionally provides disclosures by tenant categories which include anchors, shops and industrial/self-storage. Anchors and shops are further broken down by local, regional and national tenants. We define anchor tenants as those who have a leased area of >10,000 sf. Local tenants are defined as those with less than five locations. Regional tenants are those with five or more locations in a single region. National tenants are defined as those with five or more locations and operate in two or more regions.

ADDITIONAL INFORMATION
For a copy of the Company’s supplemental disclosure package, please access the "Investors" section of our website at www.uedge.com. Our website also includes other financial information, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports.
The Company uses, and intends to continue to use, the “Investors” page of its website, which can be found at www.uedge.com, as a means of disclosing material nonpublic information and of complying with its disclosure obligations under Regulation FD, including, without limitation, through the posting of investor presentations that may include material nonpublic information. Accordingly, investors should monitor the “Investors” page, in addition to following the Company's press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

ABOUT URBAN EDGE
Urban Edge Properties is a NYSE listed real estate investment trust focused on owning, managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the Washington, D.C. to Boston corridor. Urban Edge owns 75 properties totaling 17.2 million square feet of gross leasable area.
FORWARD-LOOKING STATEMENTS
Certain statements contained herein constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition, business and targeted occupancy may differ materially from those expressed in these forward-looking statements. You can identify many of these statements by words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this Press Release. Many of the factors that will determine the outcome of forward-looking statements are beyond our ability to control or predict and include, among others: (i) macroeconomic conditions, including geopolitical conditions and instability, which may lead to rising inflation and disruption of, or lack of access to, the capital markets, as well as potential volatility in the Company’s share price; (ii) the economic, political and social impact of, and uncertainty relating to, epidemics and pandemics; (iii) the loss or bankruptcy of major tenants; (iv) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration and the Company’s ability to re-lease its properties on the same or better terms, or at all, in the event of non-renewal or in the event the Company exercises its right to replace an existing tenant; (v) the impact of e-commerce on our tenants’ business; (vi) the Company’s success in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions and investments; (vii) changes in general economic conditions or economic conditions in the markets in which the Company competes, and their effect on the Company’s revenues, earnings and funding sources, and on those of its tenants; (viii) increases in the Company’s borrowing costs as a result of changes in interest rates, rising inflation, and other factors; (ix) the Company’s ability to pay down, refinance, hedge, restructure or extend its indebtedness as it becomes due and potential limitations on the Company’s ability to borrow funds under its existing credit facility as a result of covenants relating to the Company’s financial results; (x) potentially higher costs associated with the Company’s development, redevelopment and anchor repositioning projects, and the Company’s ability to lease the properties at projected rates; (xi) the Company’s liability for environmental matters; (xii) damage to the Company’s properties from catastrophic weather and other natural events, and the physical effects of climate change; (xiii) the Company’s ability and willingness to maintain its qualification as a REIT in light of economic, market, legal, tax and other considerations; (xiv) information technology security breaches; (xv) the loss of key executives; and (xvi) the accuracy of methodologies and estimates regarding our environmental, social and governance (“ESG”) metrics, goals and targets, tenant willingness and ability to collaborate towards reporting ESG metrics and meeting ESG goals and targets, and the impact of governmental regulation on our ESG efforts. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Risk Factors” in Part I, Item 1A, of the Company's Annual Report on Form 10-K for the year ended December 31, 2023.
We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for any forward-looking statements included in this Press Release. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this Press Release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this Press Release.

URBAN EDGE PROPERTIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2024	2023
ASSETS
Real estate, at cost:
Land	$646,276	$635,905
Buildings and improvements	2,703,798	2,678,076
Construction in progress	246,815	262,275
Furniture, fixtures and equipment	10,934	9,923
Total	3,607,823	3,586,179
Accumulated depreciation and amortization	(868,892)	(819,243)
Real estate, net	2,738,931	2,766,936
Operating lease right-of-use assets	56,928	56,988
Cash and cash equivalents	67,915	101,123
Restricted cash	21,729	73,125
Tenant and other receivables	19,567	14,712
Receivable arising from the straight-lining of rents	61,045	60,775
Identified intangible assets, net of accumulated amortization of $61,892 and $51,399, respectively	105,889	113,897
Deferred leasing costs, net of accumulated amortization of $21,866 and $21,428, respectively	27,910	27,698
Prepaid expenses and other assets	111,804	64,555
Total assets	$3,211,718	$3,279,809

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$1,515,379	$1,578,110
Unsecured credit facility	—	153,000
Operating lease liabilities	53,943	53,863
Accounts payable, accrued expenses and other liabilities	130,985	102,997
Identified intangible liabilities, net of accumulated amortization of $50,955 and $46,610, respectively	172,501	170,411
Total liabilities	1,872,808	2,058,381
Commitments and contingencies
Shareholders’ equity:
Common shares: $0.01 par value; 500,000,000 shares authorized and 124,871,347 and 117,652,656 shares issued and outstanding, respectively	1,247	1,175
Additional paid-in capital	1,135,191	1,011,942
Accumulated other comprehensive (loss) income	(34)	460
Accumulated earnings	117,880	137,113
Noncontrolling interests:
Operating partnership	69,255	55,355
Consolidated subsidiaries	15,371	15,383
Total equity	1,338,910	1,221,428
Total liabilities and equity	$3,211,718	$3,279,809

URBAN EDGE PROPERTIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
REVENUE
Rental revenue	$112,262	$101,732	$328,167	$299,859
Other income	165	102	432	481
Total revenue	112,427	101,834	328,599	300,340
EXPENSES
Depreciation and amortization	34,653	26,922	112,906	77,519
Real estate taxes	17,667	16,182	52,142	47,980
Property operating	18,422	16,618	57,188	49,752
General and administrative	9,415	8,938	27,829	27,903
Real estate impairment loss	—	—	—	34,055
Lease expense	3,433	3,159	9,676	9,470
Total expenses	83,590	71,819	259,741	246,679
Gain on sale of real estate	—	—	15,349	356
Interest income	679	565	2,028	1,640
Interest and debt expense	(19,531)	(19,006)	(62,004)	(52,430)
Gain on extinguishment of debt, net	—	43,029	21,427	42,540
Income before income taxes	9,985	54,603	45,658	45,767
Income tax expense	(518)	(17,063)	(1,722)	(17,810)
Net income	9,467	37,540	43,936	27,957
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(550)	(1,555)	(2,407)	(1,211)
Consolidated subsidiaries	163	133	913	516
Net income attributable to common shareholders	$9,080	$36,118	$42,442	$27,262

Earnings per common share - Basic:	$0.07	$0.31	$0.35	$0.23
Earnings per common share - Diluted:	$0.07	$0.31	$0.35	$0.23
Weighted average shares outstanding - Basic	123,359	117,543	120,109	117,492
Weighted average shares outstanding - Diluted	123,471	122,205	120,222	117,627

Reconciliation of Net Income to FFO and FFO as Adjusted
The following table reflects the reconciliation of net income to FFO and FFO as Adjusted for the three and nine months ended September 30, 2024 and 2023. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 5 for a description of FFO and FFO as Adjusted.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2024	2023	2024	2023
Net income	$9,467	$37,540	$43,936	$27,957
Less net (income) loss attributable to noncontrolling interests in:
Consolidated subsidiaries	163	133	913	516
Operating partnership	(550)	(1,555)	(2,407)	(1,211)
Net income attributable to common shareholders	9,080	36,118	42,442	27,262
Adjustments:
Rental property depreciation and amortization	34,305	26,569	111,882	76,590
Limited partnership interests in operating partnership	550	1,555	2,407	1,211
Gain on sale of real estate	—	—	(15,349)	(356)
Real estate impairment loss(2)	—	—	—	34,055
FFO Applicable to diluted common shareholders	43,935	64,242	141,382	138,762
FFO per diluted common share(1)	0.34	0.53	1.13	1.13
Adjustments to FFO:
Transaction, severance and litigation expenses	773	325	1,154	1,724
Non-cash adjustments(4)	82	—	2,389	(244)
Tenant bankruptcy settlement income	(105)	(7)	(115)	(107)
Impact of property in foreclosure(3)	—	1,148	2,276	1,921
Gain on extinguishment of debt, net(5)	—	(43,029)	(21,427)	(42,540)
Tax impact of Shops at Caguas financing	—	16,302	—	16,302
Income tax refund related to prior periods	—	—	—	(684)
FFO as Adjusted applicable to diluted common shareholders	$44,685	$38,981	$125,659	$115,134
FFO as Adjusted per diluted common share(1)	$0.35	$0.32	$1.01	$0.94

Weighted Average diluted common shares(1)	128,186	122,273	124,889	122,322
(1) Weighted average diluted shares used to calculate FFO per share and FFO as Adjusted per share for the three and nine months ended September 30, 2024 and 2023, respectively, are higher than the GAAP weighted average diluted shares as a result of the dilutive impact of LTIP and OP units which may be redeemed for our common shares.
(2) During the nine months ended September 30, 2023, the Company recognized an impairment charge reducing the carrying value of Kingswood Center, an office and retail property located in Brooklyn, NY.
(3) In April 2023, the Company notified the lender of its mortgage secured by Kingswood Center that the cash flows generated by the property are insufficient to cover the debt service and that the Company is unwilling to fund future shortfalls. As such, the Company defaulted on the loan and adjusted for the default interest incurred for the second quarter of 2023. In the third quarter of 2023, the Company determined it was appropriate to exclude the operating results of Kingswood Center from FFO as Adjusted as the property was in the foreclosure process. In June of 2024, the foreclosure process was completed and the lender took possession of the property.
(4) Includes the acceleration and write-off of lease intangibles related to tenant terminations and bankruptcies, and write-offs and reinstatements of receivables arising from the straight-lining of rents for tenants moved to and from the cash basis of accounting.
(5) The gain on extinguishment of debt for the nine months ended September 30, 2024 relates to the mortgage debt forgiven in the foreclosure settlement of Kingswood Center.

Reconciliation of Net Income to NOI and Same-Property NOI

The following table reflects the reconciliation of net income to NOI, same-property NOI and same-property NOI including properties in redevelopment for the three and nine months ended September 30, 2024 and 2023. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 5 for a description of NOI and same-property NOI.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023
Net income	$9,467	$37,540	$43,936	$27,957
Depreciation and amortization	34,653	26,922	112,906	77,519
Interest and debt expense	19,531	19,006	62,004	52,430
General and administrative expense	9,415	8,938	27,829	27,903
Gain on extinguishment of debt, net	—	(43,029)	(21,427)	(42,540)
Other expense	226	208	473	678
Income tax expense	518	17,063	1,722	17,810
Gain on sale of real estate	—	—	(15,349)	(356)
Real estate impairment loss	—	—	—	34,055
Interest income	(679)	(565)	(2,028)	(1,640)
Non-cash revenue and expenses	(3,633)	(2,723)	(7,174)	(7,773)
NOI	69,498	63,360	202,892	186,043
Adjustments:
Sunrise Mall net operating loss	687	458	1,681	1,926
Tenant bankruptcy settlement income and lease termination income	(1,555)	(987)	(1,602)	(1,244)
Non-same property NOI and other(1)	(14,276)	(10,958)	(41,512)	(30,843)
Same-property NOI	$54,354	$51,873	$161,459	$155,882
NOI related to properties being redeveloped	5,927	5,497	16,987	15,115
Same-property NOI including properties in redevelopment	$60,281	$57,370	$178,446	$170,997
(1) Non-same property NOI includes NOI related to properties being redeveloped and properties acquired, disposed, or that are in the foreclosure process during the periods being compared.

Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre

The following table reflects the reconciliation of net income to EBITDAre and Adjusted EBITDAre for the three and nine months ended September 30, 2024 and 2023. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 5 for a description of EBITDAre and Adjusted EBITDAre.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023
Net income	$9,467	$37,540	$43,936	$27,957
Depreciation and amortization	34,653	26,922	112,906	77,519
Interest and debt expense	19,531	19,006	62,004	52,430
Income tax expense	518	17,063	1,722	17,810
Gain on sale of real estate	—	—	(15,349)	(356)
Real estate impairment loss	—	—	—	34,055
EBITDAre	64,169	100,531	205,219	209,415
Adjustments for Adjusted EBITDAre:
Transaction, severance and litigation expenses	773	325	1,154	1,724
Non-cash adjustments(1)	82	—	2,836	(244)
Tenant bankruptcy settlement income	(105)	(7)	(115)	(107)
Impact of property in foreclosure(2)	—	(316)	(561)	(316)
Gain on extinguishment of debt, net	—	(43,029)	(21,427)	(42,540)
Adjusted EBITDAre	$64,919	$57,504	$187,106	$167,932
(1) Includes the acceleration and write-off of lease intangibles related to tenant terminations and bankruptcies, and write-offs and reinstatements of receivables arising from the straight-lining of rents for tenants moved to and from the cash basis of accounting. The adjustment to EBITDAre in calculating Adjusted EBITDAre is inclusive of the portion attributable to the noncontrolling interest in Sunrise Mall.
(2) Adjustment reflects the operating income for Kingswood Center for the nine months ended September 30, 2024, excluding $2.8 million of interest and debt expense and $0.8 million of depreciation and amortization expense, that is already adjusted for the purposes of calculating EBITDAre. See footnote 3 on page 11 for additional information.